Exhibit (a)(2)

KEATING CAPITAL, INC.

ARTICLES OF AMENDMENT

Keating Capital, Inc., a Maryland corporation (the “Company”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  The Company desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.

SECOND:  The Charter is hereby amended by deleting the existing Article II in its entirety and substituting in lieu thereof a new Article II which reads as follows:

ARTICLE II

PURPOSE

The purpose for which the Company is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including conducting and carrying on the business of a business development company, subject to making an election therefor under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  In the event an election to be regulated as a business development company under the Investment Company Act has been made and is continuing, the Company may only change the nature of its business so as to cease to be, or to withdraw its election as, a business development company, if such change or election is authorized by the vote of a majority of the outstanding voting securities as defined under the Investment Company Act.

THIRD:  The Charter is hereby amended by deleting the existing Section 4.1 of Article IV in its entirety and substituting in lieu thereof a new Section 4.1 of Article IV which reads as follows:

Section 4.1     Number, Vacancies and Classification of Directors.  The business and affairs of the Company shall be managed under the direction of the Board of Directors.  The number of Directors of the Company initially shall be one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name of the initial director who shall serve until the first annual meeting of stockholders and until his successor is duly elected and qualifies is Timothy J. Keating.

A majority of the Board of Directors shall be Independent Directors, except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor. A Director is considered independent if he is not an “interested person” as that term is defined under Section 2(a)(19) of the Investment Company Act.

The Company elects, at such time as the Company becomes eligible to make an election provided for under Section 3-802(b) of the MGCL, that, subject to applicable requirements of the Investment Company Act and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

At each annual meeting of the stockholders after these Articles of Amendment become effective, each Director’s term will expire, and each Director shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualify. Directors may be elected to an unlimited number of successive terms.

FOURTH:  The Charter is hereby amended by deleting the existing Section 4.9 of Article IV in its entirety and substituting in lieu thereof a new Section 4.9 of Article IV which reads as follows:

Section 4.9      Removal of Directors.  Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of a majority of the votes entitled to be cast generally in the election of Directors.  For the purpose of this paragraph, "cause" shall mean, with respect to any particular Director: (a) conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty, (b) conviction of a felony or misdemeanor involving the purchase or sale of securities; and (c) by reason of any misconduct, the permanent or temporary enjoinment by court order or judgment from participating in any activity involving the purchase of sale of securities.

FIFTH:  The amendments to the Charter as set forth above have been approved by the Board of Directors of the Company and by the stockholders of the Company in accordance with the requirements of the Maryland General Corporation Law and the Company’s Charter.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Corporate Secretary on May 21, 2010.

KEATING CAPITAL, INC.

Attest:	/s/Kyle L. Rogers	By:	/s/Timothy J. Keating
	Kyle L. Rogers		Timothy J. Keating
	Corporate Secretary		Chief Executive Officer

THE UNDERSIGNED, Timothy J. Keating, Chief Executive Officer of Keating Capital, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

/s/Timothy J. Keating
Timothy J. Keating